Exhibit 99.2

TI to Repurchase Additional $2 Billion in Stock, Increase Dividend by 20%

DALLAS (July 25, 2005) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced that its Board of Directors has authorized the company to repurchase an additional $2 billion of its common stock. This is the third large repurchase program the company has announced in the past 10 months.

Additionally, the company plans to raise its quarterly cash dividend 20 percent. TI’s new quarterly dividend rate will be $0.03 per quarter, resulting in annual dividend payments of $0.12 per share. The company’s previous dividend increase was announced in September 2004. TI has paid dividends to its shareholders on an uninterrupted basis since June 1, 1962.

“TI’s leading position in high-growth markets and the strongest balance sheet in our history are allowing us to deliver more value directly to our shareholders with an additional large stock buyback and dividend increase,” said Rich Templeton, TI’s president and chief executive officer.

TI plans to repurchase shares at times and prices considered appropriate by the company. TI has nearly completed its previously authorized buyback programs, totaling $3 billion. When combined with today’s announcement, the Board has authorized the repurchase of $5 billion of stock since September 2004. The company had 1623 million shares outstanding at the end of the second quarter, June 30, 2005.

TI expects the first quarterly distribution of the new dividend will be payable November 21, 2005, to stockholders of record on October 31, 2005, contingent upon formal declaration by the Board of Directors at its regular meeting in October.

TI currently pays a quarterly cash dividend of $0.025, or $0.10 annually.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or suppliers operate;

•	Availability and cost of raw materials and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Changes in the accounting treatment of stock options and other share-based compensation;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from company forecasts;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.